SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A
                                  Rule 13d-102

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                          Phoenix International, Ltd., Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    719078107
--------------------------------------------------------------------------------
                                 (CUSIP Number)
            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Index is on Page 19


                               Page 1 of 20 pages

CUSIP No. 719078107                                           Page 2 of 20 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    Crown Associates III, L.P.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    New York
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        94,600 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        94,600 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     94,600 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     1.1%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 719078107                                           Page 3 of 20 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    Crown Partners III, L.P.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    New York
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        94,600 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        94,600 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     94,600 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     1.1%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 719078107                                           Page 4 of 20 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    Crown-Glynn Associates, L.P.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    New York
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        45,400 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        45,400 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     45,400 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.53%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 719078107                                           Page 5 of 20 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    Crown-Glynn Partners, L.P.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    New York
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        45,400 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        45,400 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     45,400 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.53%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 719078107                                           Page 6 of 20 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    Crown-Glynn Advisors, Ltd
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    New York
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        140,000 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        140,000 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     140,000 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     1.6%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     CO IA
--------------------------------------------------------------------------------

CUSIP No. 719078107                                           Page 7 of 20 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    The Crown Trust
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    New York
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        339,950 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        339,950 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     339,950 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     4.0%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     EP
--------------------------------------------------------------------------------

CUSIP No. 719078107                                           Page 8 of 20 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    Crown Capital Management, Ltd.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    New York
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        339,950 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        339,950 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     339,950 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     4.0%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     CO IA
--------------------------------------------------------------------------------

CUSIP No. 719078107                                           Page 9 of 20 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    David F. Bellet
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    U.S
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        50,250

    (6) Shared voting power:
        479,950 shares of Common Stock

    (7) Sole dispositive power:
        50,250

    (8) Shared dispositive power:
        479,950 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     530,200 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     6.2%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 719078107                                          Page 10 of 20 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    Jeffrey S. Hamren
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    U.S.
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        479,950 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        479,950 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     479,950 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     5.6%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 719078107                                          Page 11 of 20 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    John W. Glynn
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    U.S.
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        479,950 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        479,950 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     479,950 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     5.6%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 719078107                                          Page 12 of 20 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    Steven Rosston
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    U.S.
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        479,950 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        479,950 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     479,950 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     5.6%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 719078107                                          Page 13 of 20 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    Margaret S. McNamara
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    U.S.
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        479,950 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        479,950 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     479,950 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     5.6%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 719078107                                          Page 14 of 20 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    Chester A. Siuda
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    U.S.
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        479,950 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        479,950 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     479,950 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     5.6%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

Item 1(a)   Name of Issuer:         Phoenix International Ltd., Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

            500 International Parkway, Heathrow, FL 32746

Item 2(a)   Names of Person Filing  See cover pages.

            Relationship of filing persons:

            Crown-Glynn Advisors Ltd. and Crown Capital Management Ltd. are Registered Investment Advisors.

            Crown-Glynn Advisors Ltd. is investment advisor to Crown Associates III, L.P., a Delaware limited partnership, and Crown-Glynn Associates, L.P., a Delaware limited partnership. Crown Partners III, L.P. is general partner of Crown Associates III, L.P. Crown-Glynn Partners, L.P. is general partner of Crown-Glynn Associates, L.P.

            Crown Capital Management Ltd. is investment advisor to The Crown Trust, a New York Trust.

            John W. Glynn, Jr., David F. Bellet and Chester A. Siuda are Managing Directors of Crown Capital Management and Crown-Glynn Advisors.

            John W. Glynn, Jr., David F. Bellet, Chester A. Siuda, Jeffrey S. Hamren, Steven Rosston, and Margaret S. McNamara are general partners of Crown Partners III, L.P., a Delaware limited partnership and Crown-Glynn Partners, L.P., a Delaware partnership.

Item 2(b)   Address of  Principal Business Office or, if none Residence:

            As to the following filing persons:
            Crown Associates III, L.P.
            Crown Partners III, L.P.
            Crown-Glynn Associates, L.P.
            Crown-Glynn Partners, L.P.
            Crown-Glynn Advisors Ltd.
            The Crown Trust
            Crown Capital Management Ltd.
            Chester A. Siuda
            Margaret S. McNamara
            Jeffrey S. Hamren

            67 East Park Place
            8th Floor
            Morristown, NJ  07960


                              Page 15 of 20 Pages

            As to the following filing person:

            David F. Bellet
            60 East 42nd Street, Suite 3405
            New York, NY  10165

            As to the following filing persons:

            John W. Glynn, Jr.
            Steven Rosston
            3000 Sand Hill Road
            Building 4, Suite 235
            Menlo Park, CA  94025

Item 2(c)   Citizenship:            See cover pages

Item 2(d)   Title of Class of Securities: Common Stock, $.01 par value

Item 2(e)   CUSIP Number:     719078107

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a :

            (a)   Broker or Dealer registered under Section 15 of the Act,

            (b)   Bank as defined in Section 3(a)(6) of the Act,

            (c)   Insurance Company as defined in Section 3(a)(19) of the Act,

            (d) Investment Company registered under Section 8 of the Investment Company Act,

            *(e) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

            (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

            (g) Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G),

            (h)   Group, in accordance with Section 240.13d-1(b)(1)(ii)(H).

            -----------
            *    As to Crown-Glynn Advisors, Ltd. and Crown Capital Management
                 Ltd.

Item 4.     Ownership:        See cover pages.

Item 5.     Ownership of Five Percent or Less of a Class:      Not applicable.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person:
            Not applicable.


                              Page 16 of 20 Pages

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company: Not applicable.

Item 8. Identification and Classification of Members of the Group: Not applicable.

Item 9.     Notice of Dissolution of Group:    Not applicable.

Item 10.    Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                              Page 17 of 20 Pages

                               13-G SIGNATURE PAGE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 1, 1999

CROWN-GLYNN ASSOCIATES, LIMITED
PARTNERSHIP
By Crown-Glynn Partners, L.P. as
      General Partner


CROWN ASSOCIATES III, LIMITED                   /s/ David F. Bellet
PARTNERSHIP                                     --------------------------------
By Crown Partners III, L.P.  as                       David F. Bellet
      General Partner


CROWN PARTNERS III, L.P.                        /s/ Chester A. Siuda
                                                --------------------------------
                                                      Chester A. Siuda
CROWN-GLYNN PARTNERS, L.P.
                                                /s/ Jeffrey S. Hamren
                                                --------------------------------
                                                      Jeffrey S. Hamren
By /s/ David F. Bellet
   -------------------------                    /s/ Margaret S. McNamara
   General Partner                              --------------------------------
                                                      Margaret S. McNamara

THE CROWN TRUST

CROWN CAPITAL MANAGEMENT LTD                    /s/ John W. Glynn, Jr.
                                                --------------------------------
                                                John W. Glynn, Jr.

CROWN-GLYNN ADVISORS, LTD.

By /s/ David F. Bellet                          /s/ Steven Rosston
   -------------------------                    --------------------------------
                                                Steven Rosston


                              Page 18 of 20 Pages

                                Index to Exhibits

Joint Filing Agreement.................................................. Page 20


                              Page 19 of 20 Pages

                             JOINT FILING AGREEMENT

      Each of the undersigned hereby agrees that the Schedule 13G filed on the date hereof has been filed on behalf of each of the undersigned.

Dated: March 1, 1999

CROWN-GLYNN ASSOCIATES, LIMITED
PARTNERSHIP
By Crown-Glynn Partners, L.P. as
      General Partner


CROWN ASSOCIATES III, LIMITED                   /s/ David F. Bellet
PARTNERSHIP                                     --------------------------------
By Crown Partners III, L.P.  as                       David F. Bellet
      General Partner


CROWN PARTNERS III, L.P.                        /s/ Chester A. Siuda
                                                --------------------------------
                                                      Chester A. Siuda
CROWN-GLYNN PARTNERS, L.P.
                                                /s/ Jeffrey S. Hamren
                                                --------------------------------
                                                      Jeffrey S. Hamren
By /s/ David F. Bellet
   -------------------------                    /s/ Margaret S. McNamara
   General Partner                              --------------------------------
                                                      Margaret S. McNamara

THE CROWN TRUST

CROWN CAPITAL MANAGEMENT LTD                    /s/ John W. Glynn, Jr.
                                                --------------------------------
                                                John W. Glynn, Jr.

CROWN-GLYNN ADVISORS, LTD.

By /s/ David F. Bellet                          /s/ Steven Rosston
   -------------------------                    --------------------------------
                                                Steven Rosston


                              Page 20 of 20 Pages